EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in the registration statements on Forms S-8 Nos. 333-121190 and 333-121191 (both dated December 31, 2004) of our report dated January 14, 2005 with respect to the consolidated financial statements of Integrity Bancshares, Inc. included in this Annual Report on Form 10-KSB for the year ended December 31, 2004.

/s/ Mauldin & Jenkins, LLC

Atlanta, Georgia
March 30, 2005